EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-182175 on Form N-1A of our report dated September 17, 2021, relating to the financial statements and financial highlights of Eaton Vance Emerging Markets Debt Opportunities Fund (the “Fund”), one of the funds constituting Eaton Vance Series Fund, Inc. (the “Corporation”), appearing in the Annual Report on Form N-CSR of the Corporation for the year ended July 31, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 23, 2021